UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22784	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2005, the Compensation Committee of the Board of Directors of Gateway, Inc. (“Gateway”) approved the vesting acceleration of all “out-of-the-money” unvested stock options held by current employees, officers or directors on October 4, 2005. An option was considered “out-of-the-money” if the stated exercise price was greater than $2.84 per share, the closing price of Gateway’s common stock on October 4, 2005.

As a result of this action, options to purchase approximately 30 million shares of Gateway’s common stock are subject to this acceleration. The estimated future compensation expense that would have otherwise been recognized in Gateway’s income statement with respect to these options under FASB Statement No. 123R (Share-Based Payment), which becomes effective in 2006, is approximately $54 million. Gateway believes that these options have not provided sufficient retentive value when compared to the future stock option compensation expense because these options had exercise prices in excess of current market values.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2005

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER
Michael R. Tyler Chief Legal and Administrative Officer